BY MESSENGER

April 28, 2006

Daniel Babeux
440, des Pinsons
Longueuil (Québec)
J4G 2K5

Re: termination of your employment

Daniel,

Pursuant to our meeting and subsequent letter of April 24, last, and so as to confirm the terms of the discussions ensuing therefrom, the Company shall pay all accrued and outstanding commissions to date and shall make any additional payments, as the case may be, based on orders received up to and ending April 24, 2006 subsequent to the orders being shipped to the client; shipment whereof, must be occur no later than October 24, 2006. All other terms, conditions and benefits provided in our letter dated April 24, 2006 remain the same.

It is understood that the present offer is strictly confidential and may not be divulged to anyone with the exception of your immediate family and your legal counsel. Should you have any questions with respect to the present, please contact Ms Lucie Gérin.

The terms and conditions herein above-mentioned are conditional to your signing the present letter, as well as the copies of the amended Release and Transaction enclosed, and returning same by May 4, 2006, the latest, to the attention of Ms Lucie Gérin. Failing which, the Company shall simply pay you two (2) weeks of notice of termination as per the applicable legislation. Your group insurance benefits would then cease on May 4, 2006.

In conclusion, we thank you for the services which you have rendered the Company and wish you much success in your future endeavours.

Sincerely yours,

/S/ PAUL A. MARSHALL

Paul A. Marshall -- CEO
Sunrise Telecom, Inc.

I, the undersigned, acknowledge and accept the above-mentioned terms and conditions and, consequently accept to sign the amended Release and Transaction attached.

/S/ DANIEL BABEUX Date: MAY 2, 2006___________

Daniel Babeux